Exhibit 99.1

SMTC Corporation Announces Completion of Investment by H.I.G. Capital

Creating a Stronger EMS Platform to Support Customers

TORONTO, APRIL 5, 2021-- SMTC Corporation (Nasdaq:SMTX), a global electronics manufacturing services provider and past winner of Frost & Sullivan’s Best Practices Award for Customer Value Leadership in the Electronics Manufacturing Services Industry, today announced the completion of the transaction by an affiliate of H.I.G. Capital (“H.I.G.”), a leading global alternative investment firm with $43 billion of equity capital under management, that transforms SMTC Corporation into a private company.

The transaction was previously announced on January 4, 2021 and received approval from SMTC Corporation stockholders on March 31, 2021. As a result of the completion of the transaction, SMTC stockholders will receive $6.044 per share in cash, and SMTC Corporation’s common stock (SMTX) will cease trading on the Nasdaq exchange.

“With the completion of H.I.G.’s investment in SMTC, we are better positioned to execute our strategy to expand our integrated manufacturing service capabilities for our customers. As a private company, SMTC will have greater access to resources to invest in the high-growth-markets with high-quality, innovative solutions and services,” said Ed Smith, who will continue as President and Chief Executive Officer of SMTC Corporation.

Phillip Wood-Smith, Managing Director of H.I.G., commented, “We are excited to help SMTC achieve its full potential as a private and independent company by supporting Eddie Smith and his team as they build a stronger customer-focused EMS platform.”

Lincoln International acted as financial advisor and Perkins Coie LLP acted as legal advisor to SMTC.

About SMTC

SMTC Corporation was founded in 1985 and acquired MC Assembly Holdings, Inc. in November 2018. SMTC has more than 50 manufacturing and assembly lines in the United States and Mexico which creates a powerful low-to-medium volume, high-mix, end-to-end global electronics manufacturing services (EMS) provider. With local support and expanded manufacturing capabilities globally, including fully integrated contract manufacturing services with a focus on global original equipment manufacturers and emerging technology companies, including those in the Avionics, Aerospace and Defense, Industrial IoT, Power and Clean Technology, Medical and Safety, Retail and Payment Systems, Semiconductors, Telecom, Networking and Communications, and Test and Measurement industries. As a mid-size provider of end-to-end EMS, SMTC provides printed circuit board assembly production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, and sustaining engineering and supply chain management services. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. For further information on SMTC Corporation, please visit our website at www.smtc.com.

About H.I.G. Capital

H.I.G. is a leading global private equity and alternative assets investment firm with over $43 billion of equity capital under management. Based in Miami, and with offices in New York, Boston, Chicago, Dallas, Los Angeles, San Francisco, and Atlanta in the U.S., as well as international affiliate offices in London, Hamburg, Madrid, Milan, Paris, Bogotá, Rio de Janeiro and São Paulo, H.I.G. specializes in providing both debt and equity capital to small and mid-sized companies, utilizing a flexible and operationally focused/ value-added approach. Since its founding in 1993, H.I.G. has invested in and managed more than 300 companies worldwide. The firm’s current portfolio includes more than 100 companies with combined sales in excess of $30 billion. For more information, please refer to the H.I.G. website at www.higcapital.com.

SMTC Corporation Contact:

Steve Waszak

Chief Financial Officer

steve.waszak@smtc.com

+1 (949) 600-3575

H.I.G. Capital Contact:

Phillip Wood-Smith

Managing Director

pwoodsmith@higcapital.com

+1 (212) 294-7203